As filed with the Securities and Exchange Commission on December 18, 2002.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                 Date of Report (Date of earliest event reported):
                                December 17, 2002


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


       Florida                          1-13666                   59-3305930
(State or other jurisdiction      (Commission file number)     (IRS employer
     of incorporation)                                       identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



                   Registrant's telephone number, including area code:
                                 (407) 245-4000



                                Not Applicable
            (Former name or former address, if changed since last report)

Item 5.           Other Events.
                  ------------

                    On December 17, 2002, the Company issued a news release entitled "Darden Restaurants Reports Double-Digit Second Quarter EPS Growth," a copy of which is being filed herewith as Exhibit 99.




Item 7.             Financial Statements and Exhibits.

                    (c)  Exhibits.

                         Exhibit Number
                         (by reference to
                         Item 601 of
                         Regulation S-K)        Description

                                    99          Press  Release  dated  December
                                                17, 2002,   entitled   "Darden
                                                Restaurants Reports Double-Digit
                                                Second  Quarter  EPS Growth."

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  December 17, 2002                     DARDEN RESTAURANTS, INC.



                                            By:  /s/ Paula J. Shives
                                            -----------------------------------
                                            Paula J. Shives
                                            Senior Vice President
                                            General Counsel and Secretary

                                INDEX TO EXHIBITS


Exhibit Number             Description of Exhibit


         99 Press Release dated December 17, 2002, entitled "Darden Restaurants Reports Double-Digit Second Quarter EPS Growth."

                                                                     EXHIBIT 99

DARDEN RESTAURANTS
Red Lobster(R)Olive Garden(R)Bahama Breeze(R)Smokey Bones(R)
         WWW.DARDEN.COM
                                                  NEWS/INFORMATION
                                                  Corporate Relations
                                                  P.O. Box 593330
                                                  Orlando, FL  32859

                                       Contacts:
                                       (Analysts) Matthew Stroud (407) 245-5550
                                       (Media)    Jim DeSimone (407)245-5192
FOR RELEASE
December 17, 2002
4:30 PM EST

                     DARDEN RESTAURANTS REPORTS DOUBLE-DIGIT
                            SECOND QUARTER EPS GROWTH

ORLANDO, FL., Dec. 17 - Darden Restaurants, Inc. today reported record quarterly sales of $1.07 billion for the fiscal second quarter ended November 24, 2002, and that earnings per diluted share also reached a new quarterly high of 21 cents, an 11% increase from prior year, excluding an unusual restructuring credit last year.

"We held up well this quarter despite difficult conditions, but there was more variability than we would have liked," said Joe Lee, Darden's Chairman and Chief Executive Officer. "While Olive Garden achieved record levels of performance for the quarter, Red Lobster's results during the first two months were softer than expected. However, Red Lobster did experience very strong sales growth in the final month, and we're encouraged by the renewed momentum. Fundamentals of the business, such as guest satisfaction and employee retention trends, remain strong and we believe Darden is well-positioned to achieve solid, consistent growth this fiscal year and for the long-term."

Highlights for the quarter ended November 24, 2002, included the following:

o Earnings after tax in the second quarter were $37.5 million, or 21 cents per diluted share, on sales of $1.07 billion. Last year, earnings after tax before an unusual restructuring credit were $35.1 million, or 19 cents per diluted share, on sales of $1.01 billion.

o Total sales of $1.07 billion for the quarter represent a 6.4% increase over prior year, and establish a new second quarter record for Darden.

o Olive Garden led the Company with a 3.5% increase in same-restaurant sales, its 33rd consecutive quarter of same-restaurant sales growth.

o Red Lobster reported its 20th consecutive quarter of same-restaurant sales growth with a 2.3% increase.

                                     -MORE-

o Same-restaurant sales results for Red Lobster and Olive Garden benefited by approximately one percentage point this quarter from a shift in the Thanksgiving holiday. Both companies close for the holiday, which was not in Darden's fiscal second quarter this year while it did occur in the second quarter last year.

o Bahama Breeze opened two new restaurants during the quarter, bringing its total number of restaurants to 32.

o Smokey Bones opened six new restaurants during the quarter, bringing the total number of restaurants it operates to 27.

o The Company continued its share repurchase program, buying back 1.2 million shares of its common stock in the quarter.


Operating Highlights

OLIVE GARDEN'S second quarter sales of $472.7 million were a 7.2% increase from the prior year due to its same-restaurant sales growth and its having 23 more restaurants in operation than the prior year. With the company's 3.5% gain, Olive Garden achieved its 33rd consecutive quarter of same-restaurant sales growth and opened 11 restaurants during the quarter, the most since 1995. The increased sales, combined with lower food and beverage expense and restaurant labor costs as a percent of sales, resulted in record quarterly operating profit that also represents a strong double-digit increase over last year.

"It was another successful quarter at Olive Garden," said Drew Madsen, President of Olive Garden. "The focus on operating excellence and strong branding led to same-restaurant sales growth that was again ahead of the casual dining industry average. Guests continued to be motivated by our promise of a genuine Italian dining experience featuring fresh, simple and delicious Italian food, accompanied by a great glass of wine, in a home-like Italian setting where everyone is treated like family. And, our teams continued to deliver on that promise throughout the company."

RED LOBSTER'S second quarter sales of $549.2 million were 3.5% above prior year, driven primarily by its 2.3% increase in same-restaurant sales, which extended Red Lobster's string of comparable sales gains to 20 consecutive quarters. Red Lobster enjoyed strong November sales growth, partially offsetting the sales softness it experienced during September and October. Due to the combination of lower than expected sales growth and a value-oriented marketing calendar during the first two months of the quarter, Red Lobster's restaurant labor costs, restaurant expenses, and selling, general and administrative expenses each increased as a percent of sales. As a result, its operating profit declined versus last year.

                                     -MORE-

"We finished the quarter strongly, with a very good November," said Edna Morris, President of Red Lobster. "We did so by building upon the improving operating excellence of our crew with an appealing, effectively advertised entree feature after a disappointing marketing feature the previous two months. Our ability to quickly reverse unfavorable sales trends underscores Red Lobster's many competitive advantages, including the quality of our crew and the fundamental strength of our brand and operations."

BAHAMA BREEZE opened two new restaurants during the quarter, one in Sunrise, FL and the other in Chesterfield, MO, bringing the year-to-date total to three openings. Three more openings are scheduled for this fiscal year.

SMOKEY BONES opened six new restaurants during the quarter. In addition, two more restaurants have opened since the end of the quarter, one in Dunwoody, GA and the other in Duluth, GA. In fiscal year 2003, at least 20 restaurants are expected to open, more than doubling the number open at the end of fiscal 2002.


Other Actions

After the end of the second quarter, Darden announced that it will begin the next phase of testing for a new restaurant called Seasons 52(SM). It is a casually sophisticated fresh grill and wine bar with seasonally inspired menus offering the freshest ingredients to create great tasting entrees that are nutritionally balanced and lower in calories. Seasons 52(SM) is currently under construction and is scheduled to open in Orlando, FL, in Darden's fiscal third quarter.

Darden continued its buyback of common stock, purchasing 1.2 million shares in the second quarter. Cumulatively, since the initial authorization of its repurchase program in December 1995, the Company has repurchased 91.0 million shares, and it has approximately 24.4 million shares remaining under current authorizations.

November 2002 Same-Restaurant Sales Results

Darden also reported same-restaurant sales for the four-week November fiscal month ended November 24, 2002. This period is the last month of the Company's fiscal 2003 second quarter.

Same-restaurant sales at Red Lobster were up 10% to 11% for the month, which reflected a 5% to 6% increase in guest traffic and a 4% to 5% increase in check average. The check average increase was due to a 1% to 2% increase in pricing and a 2% to 3% increase from menu mix changes. Red Lobster's fiscal November 2003 results include the final week of the "30-Shrimp for $9.99" promotion that started on September 9 and ended on November 3, as well as three weeks of a "Lobster and Shrimp" feature. During fiscal November of last year, the "30-Shrimp for $9.99" promotion ran for three weeks, followed by one week without any advertising, and Red Lobster had a 6% to 7% same-restaurant sales increase.

                                     -MORE-

Same-restaurant sales at Olive Garden were up approximately 3% for the month, and that reflected a 4% increase in check average and a 1% decline in guest traffic. The check average increase was a result of a 2% to 3% increase in pricing and a 1% to 2% increase from menu mix changes. This fiscal November, Olive Garden had four weeks of advertising featuring "Chicken Marsala". During fiscal November of last year, "Chicken Marsala" was featured concurrently with "Soup and Salad" advertising for three weeks followed by one week without any advertising. Same-restaurant sales at Olive Garden during November last year increased 8% to 9%.

This year's shift of the Thanksgiving holiday from fiscal November to fiscal December favorably affected November same-restaurant sales results at both Red Lobster and Olive Garden by approximately three percentage points. Fiscal December results will be adversely affected by a similar amount as a result of the calendar shift.

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,200 Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones restaurants with annual sales of $4.4 billion.

Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.



                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        11/24/02                                                        11/25/01
        --------                                                        --------
             639               Red Lobster USA                               629
              31               Red Lobster Canada                             32
              --                                                              --
             670               Total Red Lobster                             661

             501               Olive Garden USA                              478
               6               Olive Garden Canada                             6
               -                                                               -
             507               Total Olive Garden                            484

              32               Bahama Breeze                                  25

              27               Smokey Bones                                   12
              --                                                              --

           1,236               Total Restaurants                           1,182

                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                   SECOND QUARTER FY 2003 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)
                                   (Unaudited)


                                                            13 Weeks Ended                     26 Weeks Ended

                                                      11/24/2002     11/25/2001            11/24/2002    11/25/2001
                                                      ----------     ----------            ----------    ----------
Sales                                                   $1,071.5       $1,007.1              $2,246.1      $2,080.5

Net Earnings (1)                                           $37.5          $36.5                $109.4         $98.6

Net Earnings per Share (1):
  Basic                                                    $0.22          $0.21                 $0.64         $0.56
  Diluted                                                  $0.21          $0.20                 $0.61         $0.54

Average Number of Common Shares
Outstanding:
  Basic                                                    170.9          175.1                 171.3         175.6
  Diluted                                                  178.7          182.9                 179.3         183.3

Note:
(1) Earnings before restructuring credit were as follows:

Earnings before Restructuring Credit                       $37.5          $35.1                $109.4         $97.2

Earnings per Share before Restructuring Credit:
   Basic                                                   $0.22          $0.20                 $0.64         $0.55
   Diluted                                                 $0.21          $0.19                 $0.61         $0.53


                                     -MORE-

                                             DARDEN RESTAURANTS, INC.
                                        CONSOLIDATED STATEMENTS OF EARNINGS
                                       (In Thousands, Except per Share Data)
                                                    (Unaudited)

                                                             13 Weeks Ended                    26 Weeks Ended

                                                      11/24/2002     11/25/2001            11/24/2002    11/25/2001
                                                      ----------     ----------            ----------    ----------
Sales                                                 $1,071,531     $1,007,081            $2,246,096    $2,080,491
Costs and Expenses:
  Cost of sales:
     Food and beverage                                   330,954        321,302               696,190       664,894
     Restaurant labor                                    353,774        328,361               723,136       661,807
     Restaurant expenses                                 169,889        151,096               338,466       302,346
       Total Cost of Sales                               854,617        800,759             1,757,792     1,629,047
  Selling, general and administrative                    103,892        102,293               210,883       204,054
  Depreciation and amortization                           45,930         41,061                91,071        80,571
  Interest, net                                           10,729          8,982                20,982        17,256
  Restructuring credit and asset impairment (1)              143         -2,269                   143        -2,269
       Total Costs and Expenses                        1,015,311        950,826             2,080,871     1,928,659
Earnings before Income Taxes                              56,220         56,255               165,225       151,832
Income Taxes                                             -18,742        -19,792               -55,861       -53,213
Net Earnings                                             $37,478        $36,463              $109,364       $98,619

Net Earnings per Share:
  Basic                                                    $0.22          $0.21                 $0.64         $0.56
  Diluted                                                  $0.21          $0.20                 $0.61         $0.54

Average Number of Common Shares Outstanding:
  Basic                                                  170,900        175,100               171,300       175,600
  Diluted                                                178,700        182,900               179,300       183,300

Note:
(1) Earnings before restructuring credit were as follows:
                                                             13 Weeks Ended                    26 Weeks Ended

                                                      11/24/2002     11/25/2001            11/24/2002    11/25/2001
                                                      ----------     ----------            ----------    ----------

Pretax Earnings before Restructuring Credit              $56,220        $53,986              $165,225      $149,563
Income Taxes                                             -18,742        -18,917               -55,861       -52,338

Earnings before Restructuring Credit                     $37,478        $35,069              $109,364       $97,225

Earnings per Share before Restructuring Credit:
  Basic                                                    $0.22          $0.20                 $0.64         $0.55
  Diluted                                                  $0.21          $0.19                 $0.61         $0.53


                                     -MORE-
                                      -7-



                                             DARDEN RESTAURANTS, INC.
                                            CONSOLIDATED BALANCE SHEETS
                                                  (In Thousands)
                                                    (Unaudited)

                                                                         11/24/2002            05/26/2002
                                                                         ----------            ----------
ASSETS
Current Assets:
   Cash and cash equivalents                                                $20,880              $152,875
   Short-term investments                                                        --                 9,904
   Receivables                                                               32,415                29,089
   Inventories                                                              231,814               172,413
   Net assets held for disposal                                              10,087                10,047
   Prepaid expenses and other current assets                                 17,424                23,076
   Deferred income taxes                                                     46,966                52,127
       Total Current Assets                                                $359,586              $449,531
Land, Buildings and Equipment                                             2,039,977             1,920,768
Other Assets                                                                162,549               159,437
       Total Assets                                                      $2,562,112            $2,529,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable                                                        $165,625              $160,064
   Accrued payroll                                                           73,696                87,936
   Accrued income taxes                                                      52,190                68,504
   Other accrued taxes                                                       31,271                30,474
   Other current liabilities                                                247,200               254,036
       Total Current Liabilities                                           $569,982              $601,014
Long-term Debt                                                              659,656               662,506
Deferred Income Taxes                                                       125,091               117,709
Other Liabilities                                                            19,060                19,630
       Total Liabilities                                                 $1,373,789            $1,400,859

Stockholders' Equity:
   Common stock and surplus                                              $1,501,787            $1,474,054
   Retained earnings                                                        863,253               760,684
   Treasury stock                                                        -1,114,668            -1,044,915
   Accumulated other comprehensive income                                   -13,774               -12,841
   Unearned compensation                                                    -46,594               -46,108
   Officer notes receivable                                                  -1,681                -1,997
       Total Stockholders' Equity                                        $1,188,323            $1,128,877
       Total Liabilities and Stockholders' Equity                        $2,562,112            $2,529,736

                                     -END-